UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (AMENDMENT NO. 40)*

                    Under the Securities Exchange Act of 1934

                                   DESIGNS, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    25057L10
                                 (CUSIP Number)

                                Seymour Holtzman
                             c/o Jewelcor Companies
                            100 N. Wilkes-Barre Blvd.
                        Wilkes-Barre, Pennsylvania 18702
                                 (570) 822-6277
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                December 26, 2001
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) or (4), check the following box.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Seymour Holtzman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     SEE ITEM 3
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                      26,563
     NUMBER OF               ---------------------------------------------------
     SHARES                     8     SHARED VOTING POWER
     BENEFICIALLY                     -0-
     OWNED BY                ---------------------------------------------------
     EACH                       9     SOLE DISPOSITIVE POWER
     REPORTING                        26,563
     PERSON WITH             ---------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,563  SEE ITEM 5
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .18%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Evelyn Holtzman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     SEE ITEM 3
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
      NUMBER OF                7     SOLE VOTING POWER
      SHARES                         -0-
      BENEFICIALLY          ----------------------------------------------------
      OWNED BY                 8     SHARED VOTING POWER
      EACH                           -0-
      REPORTING             ----------------------------------------------------
      PERSON WITH              9     SOLE DISPOSITIVE POWER
                                     -0-
                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      - 0 -  SEE ITEM 5
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                     SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jewelcor Management, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     See Item 3
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Nevada
--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER
        SHARES                        3,152,223
        BENEFICIALLY         ---------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER
        EACH                          -0-
        REPORTING            ---------------------------------------------------
        PERSON WITH             9     SOLE DISPOSITIVE POWER
                                      3,152,223
                             ---------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,151,272

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.7%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     S.H. Holdings, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     See Item 3
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Delaware
--------------------------------------------------------------------------------
     NUMBER OF               7     SOLE VOTING POWER
     SHARES                        -0-
     BENEFICIALLY         ------------------------------------------------------
     OWNED BY                8     SHARED VOTING POWER
     EACH                          -0-
     REPORTING            ------------------------------------------------------
     PERSON WITH             9     SOLE DISPOSITIVE POWER
                                   -0-
                          ------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -  SEE ITEM 5
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jewelcor Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     See Item 3
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Pennsylvania
--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER
        SHARES                        -0-
        BENEFICIALLY          --------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER
        EACH                          -0-
        REPORTING             --------------------------------------------------
        PERSON WITH             9     SOLE DISPOSITIVE POWER
                                      -0-
                              --------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -  SEE ITEM 5
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Chelsea Holtzman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                            (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
      NUMBER OF                  7     SOLE VOTING POWER
      SHARES                           15,000
      BENEFICIALLY            --------------------------------------------------
      OWNED BY                   8     SHARED VOTING POWER
      EACH                             -0-
      REPORTING               --------------------------------------------------
      PERSON WITH                9     SOLE DISPOSITIVE POWER
                                       15,000
                              --------------------------------------------------
                                10     SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .1%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Percy Holtzman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                            (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
         NUMBER OF                  7     SOLE VOTING POWER
         SHARES                           3,000
         BENEFICIALLY            -----------------------------------------------
         OWNED BY                   8     SHARED VOTING POWER
         EACH                             -0-
         REPORTING               -----------------------------------------------
         PERSON WITH                9     SOLE DISPOSITIVE POWER
                                          3,000
                                 -----------------------------------------------
                                   10     SHARED DISPOSITIVE POWER
                                          -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .02%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Rivers Holtzman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                            (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
         NUMBER OF                 7     SOLE VOTING POWER
         SHARES                          1,000
         BENEFICIALLY           ------------------------------------------------
         OWNED BY                  8     SHARED VOTING POWER
         EACH                            -0-
         REPORTING              ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                         1,000
                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .01%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Temple Holtzman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                            (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
         NUMBER OF                 7     SOLE VOTING POWER
         SHARES                          1,000
         BENEFICIALLY           ------------------------------------------------
         OWNED BY                  8     SHARED VOTING POWER
         EACH                            -0-
         REPORTING              ------------------------------------------------
         PERSON WITH               9     SOLE DISPOSITIVE POWER
                                         1,000
                                ------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .01%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Olivia Garcia
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                            (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
        NUMBER OF                   7     SOLE VOTING POWER
        SHARES                            9,000
        BENEFICIALLY              ----------------------------------------------
        OWNED BY                    8     SHARED VOTING POWER
        EACH                              -0-
        REPORTING                 ----------------------------------------------
        PERSON WITH                 9     SOLE DISPOSITIVE POWER
                                          9,000
                                  ----------------------------------------------
                                   10     SHARED DISPOSITIVE POWER
                                          -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .06%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 25057L10
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Sterling Garcia
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                            (b) [x]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
         NUMBER OF                  7     SOLE VOTING POWER
         SHARES                           1,000
         BENEFICIALLY            -----------------------------------------------
         OWNED BY                   8     SHARED VOTING POWER
         EACH                             -0-
         REPORTING               -----------------------------------------------
         PERSON WITH                9     SOLE DISPOSITIVE POWER
                                          1,000
                                 -----------------------------------------------
                                   10     SHARED DISPOSITIVE POWER
                                          -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,000

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .01%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. Security and Issuer.

     This amendment to the previously filed Statement on Schedule 13D ("Schedule 13D") relates to the common stock (the "Common Stock") of Designs, Inc. (the "Company"). The principal executive offices of the Company are located at 66 B Street, Needham, Massachusetts 02194.

Item 3. Source and Amount of Funds or Other Consideration.

     Item 3 is hereby supplementally amended as follows:

        On December 19, 2001, Jewelcor Management, Inc. ("JMI") purchased 1,000 shares of Common Stock at a total cost (including fees) of $2,410.00, and on January 2, 2002, JMI purchased 951 shares of Common Stock at a total cost (including fees) of $2,872.99, in each case from funds borrowed by JMI against its margin account with Bear Stearns Securities.

Item 4. Purpose of Transaction

     Item 4 is hereby supplementally amended as follows:

        On December 26, 2001, JMI received delivery of 61,856 shares of Common Stock pursuant to the terms of JMI's consulting agreement with the Company, as extended.

Item 5. Interest in Securities of the Issuer.

        Item 5 is hereby supplementally amended as follows:

        As of January 2, 2002, JMI beneficially owns an aggregate of 3,152,223 shares of Common Stock. Based upon the Company's Form 10-Q filed on December 14, 2001, which indicates that there are 14,503,929 shares of Common Stock outstanding, JMI beneficially owns approximately 21.7% of said outstanding shares.

        As of January 2, 2002, the Reporting Persons own an aggregate of 3,208,786 shares of Common Stock which, based on 14,503,929 shares of Common Stock outstanding, represents approximately 22.1% of said outstanding shares.

          The responses of the Reporting Person to Items (7) through (11) of the cover pages to this Schedule 13D relating to the beneficial ownership of shares of Common Stock of the Issuer are incorporated herein by reference.

        Information with respect to each of the Reporting Persons is given solely by such Reporting Person and no Reporting Person shall have responsibility for the accuracy or completeness of information supplied by another Reporting Person.

        The Reporting Persons are filing this Schedule 13D because such Reporting Persons may be deemed to be members of a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each Reporting Person disclaims beneficial ownership of any Common Stock beneficially owned by any other Reporting Person, except that Mr. Holtzman acknowledges beneficial ownership of the Common Stock owned by JMI.

                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:   January 3, 2002


                            /s/ Seymour Holtzman
                            -----------------------------
                                Seymour Holtzman

                            /s/ Evelyn Holtzman
                            -----------------------------
                                Evelyn Holtzman


                           JEWELCOR MANAGEMENT, INC.

                           By: /s/ Seymour Holtzman
                              ---------------------------
                           Name:   Seymour Holtzman
                           Title:  President

                           JEWELCOR INC.

                           By: /s/ Seymour Holtzman
                              ---------------------------
                           Name:  Seymour Holtzman
                           Title: President

                           S.H. HOLDINGS, INC.

                           By: /s/ Seymour Holtzman
                              ---------------------------
                           Name:  Seymour Holtzman
                           Title: President

                           Custodial Account F/B/O Chelsea Holtzman
                           /s/ Evelyn Holtzman
                           ------------------------------
                           Evelyn Holtzman, Custodian

                           Custodial Account F/B/O Percy Holtzman
                           /s/ Seymour Holtzman
                           ------------------------------
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Rivers Holtzman
                           /s/ Seymour Holtzman
                           ------------------------------
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Temple Holtzman
                           /s/ Seymour Holtzman
                           ------------------------------
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Olivia Garcia
                           /s/ Seymour Holtzman
                           ------------------------------
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Sterling Garcia
                           /s/ Seymour Holtzman
                           ------------------------------
                           Seymour Holtzman, Custodian